Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of December 30, 2005 between Luca C. Naccarato (the “Executive”) and SGS International, Inc., a Delaware corporation (the “Company”), recites and provides as follows:

WHEREAS, the Company and the Executive wish to set forth the terms of Executive’s employment with the Company; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the Company and the Executive agree as follows:

1. Employment.

(a) Position. On the terms and subject to the conditions set forth herein, the Company agrees to employ the Executive as Executive Vice President of the Company and President of SGS Canada throughout the Employment Term (as defined below). At the request of the Chief Executive Officer and without additional compensation, the Executive shall also serve as an officer and/or director of any or all of the subsidiaries of the Company.

(b) Duties and Responsibilities. The Executive shall have such duties and responsibilities that are consistent with the Executive’s position as the Chief Executive Officer determines and shall perform such duties and carry out such responsibilities to the best of the Executive’s ability for the purpose of advancing the business of the Company and its subsidiaries. The Executive shall report to the Chief Executive Officer of the Company. Subject to the provisions of Section l(c) below, during the Employment Term the Executive shall devote the Executive’s full business time, skill and attention to the business of the Company and its subsidiaries, and, except as specifically approved by the Chief Executive Officer, shall not engage in any other business activity or have any other business affiliation.

(c) Other Activities. Anything in this Agreement to the contrary notwithstanding, as part of the Executive’s business efforts and duties on behalf of the Company, the Executive may participate in social, charitable and civic activities, and, if specifically approved by the Chief Executive Officer, the Executive may serve on the boards of directors of other companies, provided that such activities do not unreasonably interfere with the performance of and do not involve a conflict of interest with the Executive’s duties or responsibilities hereunder.

2. Employment Term. The “Employment Term” hereunder shall commence on the date set forth above and shall continue in full force and effect until the fourth (4l) anniversary of the date hereof unless terminated earlier pursuant to the terms and conditions of this Agreement. The Employment Term will renew hereunder automatically for successive one-year periods unless either party gives written notice to the other not less than ninety (90) days prior to the end of Employment Term hereof (or any subsequent anniversary, as the case may be) that such party does not wish the Employment Term to be so extended, and under such circumstances, the Employment Term and this Agreement will terminate by its terms, and without liability to either party, on the fourth anniversary of the date hereof (or such subsequent anniversary, as the case maybe).

3. Compensation. During the Employment Term, the Company will pay and/or otherwise provide the Executive with compensation and related benefits as follows:

(a) Base Salary. The Company agrees to pay the Executive, for services rendered hereunder, an initial base salary at the annual rate of $225,649 (the “Base Salary”). Base Salary will be reviewed annually throughout the Employment Term by the Board or the Compensation Committee of the Board of Directors. The Base Salary shall be payable in equal periodic installments, less any sums which may be required to be deducted or withheld under applicable provisions of law. The Base Salary for any partial year shall be prorated based upon the number of days elapsed in such year.

(b) Bonus Plans. The Executive shall be eligible to participate in the Company’s bonus plans for senior management with an annual incentive target of forty percent (40%) of Base Salary (“Incentive Payment”), subject to achievement of such program’s objectives and final approval of the Board.

(c) Benefits. During the Employment Term (and thereafter to the extent expressly provided herein), the Executive shall be entitled to participate in all of the Company’s employee benefit plans applicable to the Company’s comparable senior executives according to the terms of those plans.

4. Termination of Employment.

(a) By the Company For Cause. The Company may terminate the Executive’s employment under this Agreement at any time for Cause (as defined in Section 4(e)) and shall provide written notice of termination to the Executive (which notice shall specify in reasonable detail the basis upon which such termination is made). In the event the Executive’s employment is terminated for Cause, all provisions of this Agreement (other than Sections 5 through 14 hereof) and the Employment Term shall be terminated. Upon termination for Cause, the Executive shall be entitled to payment of the Executive’s earned and unpaid Base Salary to the date of termination.

(b) Upon Death or Disability. If the Executive dies, all provisions of Section 3 of this Agreement (other than rights or benefits arising as a result of such death) and the Employment Term shall be automatically terminated; provided, however, that an amount equal to the earned and unpaid Incentive Payments to the date of death and earned and unpaid Base Salary to the date of death shall be paid to the Executive’s surviving spouse or, if none, the Executive’s estate, and the death benefits under the Company’s employee benefit plans shall be paid to the Executive’s beneficiary or beneficiaries as properly designated in writing by the Executive. If the Executive is unable to perform the essential functions of the Executive’s job under this Agreement, with or without reasonable accommodation, by reason of physical or mental disability or incapacity (“Disability”) and such disability or incapacity shall have continued for any period of one hundred eighty (180) days, the Company may terminate this Agreement and the Employment Term at any time thereafter. In such event, the Executive shall be entitled to receive the Executive’s normal compensation hereunder during said time of disability or incapacity, and shall thereafter be entitled to receive the “Disability Incentive Payment” (as described in the last sentence of this subsection (b)) and accrued and unpaid Base Salary to the date of termination. The portion of the payment representing the Disability Incentive Payment shall be paid in a lump sum determined on a net present value basis, using a reasonable discount rate determined by the Board. The Disability Incentive Payment shall be equal to the target Incentive Payment that the Executive would have been eligible to receive for the year in which the Employment Term is terminated multiplied by a fraction, the numerator of which is the number of days in such year before and including the day of termination of the Employment Term and the denominator of which is the total number of days in such year.

(c) By the Company Without Cause.

(i) The Company may terminate the Executive’s employment under this Agreement at any time without Cause (for purposes of clarity, it is acknowledged that expiration of the Employment Term (including notice of non-renewal) shall not be considered a termination without Cause), and other than by reason of the Executive’s death or disability. The Company shall provide written notice of termination to the Executive, which notice shall specify the effective date of such termination and that the termination is without Cause (the “Termination Date”). If the Termination Date is later than the date of the notice, then from the date of the notice through the Termination Date, the Executive shall continue to perform the normal duties of the Executive’s employment hereunder, and shall be entitled to receive when due all compensation and benefits applicable to the Executive hereunder. Thereafter, conditioned upon the Executive executing and not revoking a general release in favor of the Company, the Board and their affiliates, in a form acceptable to the Company, the Company shall pay the Executive the amounts set forth in this subsection (c). Under such circumstances, the Company shall pay the Executive an amount equal to fifty percent (50%) of the Executive’s Base Salary for a period of twenty-four (24) months (the “Termination Period”), in such periodic installments as were being paid immediately prior to the Termination Date.

(ii) The Company shall pay the Executive, on the date the Executive would otherwise be paid the Incentive Payment, an amount equal to the full target Incentive Payment for the year that includes the Termination Date multiplied by a fraction, the numerator of which is the number of complete months in the Termination Period and the denominator of which is 12.

(iii) The Company shall also be obligated to pay to the Executive earned and unpaid Base Salary to the Termination Date.

(iv) During the Termination Period, the Executive and the Executive’s dependents will be entitled to continued participation in the “employee welfare benefit plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974) in which the Executive and the Executive’s dependents participated on the Executive’s Termination Date with respect to any such plans for which such continued participation is allowed pursuant to applicable law and the terms of the plan. Notwithstanding the foregoing, the coverage or reimbursements for coverage provided under this subsection (iv) shall cease if the Executive and/or the Executive’s dependents become covered under an employee welfare benefit plan of another employer of the Executive that provides the same or similar type of benefits.

(d) By the Executive. The Executive may terminate the Executive’s employment, and any further obligations which the Executive may have to perform services on behalf of the Company hereunder at any time after the date hereof; by sending written notice of termination to the Company not less than thirty (30) days prior to the effective date of such termination. During such thirty (30) day period, at the election of the Company, the Executive shall continue to perform the normal duties of the Executive’s employment hereunder, and shall be entitled to receive when due all compensation and benefits applicable to the Executive hereunder. Except as provided below, if the Executive shall elect to terminate the Executive’s employment hereunder (other than as a result of the Executive’s death or disability), then the Executive shall be entitled to receive accrued and unpaid Base Salary to the date of termination, but the Company shall have no further obligation to make payments or provide benefits to the Executive under Section 3 hereof. Anything in this Agreement to the contrary notwithstanding, the termination of the Executive’s employment by the Executive for Good Reason (as defined in Section 4(e)), shall be deemed to be a termination of the Executive’s employment without Cause by the Company for purposes of this Agreement, and the Executive shall be entitled to the payments and benefits set forth in Section 4(c) above, subject to the Executive executing and not revoking a general release in favor of the Company, the Board and their affiliates, in a form acceptable to the Company. Notwithstanding the foregoing, in no event shall any termination of employment by the Executive be deemed for Good Reason unless the Executive terminates employment within thirty (30) days of when the Executive learns of the act or conduct that constitutes Good Reason.

(e) Definitions. For purposes of this Agreement, the following definitions will apply:

(i) Cause. The term “Cause” means: (i) gross or willful misconduct; (ii) willful and repeated failure to comply with the lawful directives of the Chief Executive Officer, the Board or any supervisory personnel; (iii) any criminal act or act of dishonesty or willful misconduct any act of fraud, dishonesty or misappropriation involving the Company or its subsidiaries; (iv) any conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty; (v) the breach of the terms of any confidentiality, non-competition, non-solicitation or employment agreement the employee has with the Company or its subsidiaries; (vi) the material failure to perform the duties and responsibilities of employee’s position after written notice and a reasonable opportunity to cure (not to exceed 30 days); (vii) grossly negligent conduct; or (viii) activities materially damaging to the property, operations, business or reputation of the Company or its subsidiaries. As used herein, “material failure” shall mean a significant or substantial failure to perform or a failure to perform which has a material adverse effect on the business, operations, prospects or financial condition of the Company.

(ii) Good Reason. “Good Reason” means, after written notice by the Executive to the Chief Executive Officer and the Board, and a reasonable opportunity for the Company to cure (not to exceed 30 days), that (i) the Executive’s Base Salary is not paid or is reduced by more than 10 percent in the aggregate or other than as part of a salary reduction program pursuant to which all executives are reduced by the same percentage at the same time and for the same period of time, (ii) the Executive’s target Incentive Payment is reduced, (iii) the Executive’s job duties and responsibilities are diminished, provided however, any diminution in the Executive’s job duties and responsibilities after notice of non-renewal of the Employment Term is given by either party shall not be considered “Good Reason” hereunder. For purposes of clarity, it is acknowledged that expiration of the Employment Term (including notice of non-renewal) shall not be considered “Good Reason” hereunder.

5. Confidential Information. The Executive understands and acknowledges that during the Executive’s employment with the Company, the Executive has been and will be making use of, acquiring or adding to the Company’s Confidential Information (as defined below). In order to protect the Confidential Information, the Executive will not, during the Executive’s employment with the Company or at any time thereafter, in any way utilize any of the Confidential Information except in connection with the Executive’s employment by the Company. The Executive will not at any time use any Confidential Information for the Executive’s own benefit or the benefit of any person except the Company. At the end of the Executive’s employment with the Company, the Executive will surrender and return to the Company any and all Confidential Information in the Executive’s possession or control, as well as any other Company property that is in the Executive’s possession or control. The Executive acknowledges and agrees that any breach of this Section 5 would be a material breach of this Agreement. The term “Confidential Information” shall mean any information that is confidential and proprietary to the Company, including but not limited to the following general categories:

(i) trade secrets;

(ii) lists and other information about current and prospective customers;

(iii) plans or strategies for sales, marketing, business development, or system build-out;

(iv) sales and account records;

(v) prices or pricing strategy or information;

(vi) current and proposed advertising and promotional programs;

(vii) engineering and technical data;

(viii) the Company’s methods, systems, techniques, procedures, designs, formulae, inventions and know-how; personnel information;

(ix) legal advice and strategies; and

(x) other information of a similar nature not known or made available to the public or the Company’s Competitors (as defined in Section 8).

Confidential Information includes any such information that the Executive may prepare or create during the Executive’s employment with the Company, as well as such information that has been or may be created or prepared by others. This promise of confidentiality is in addition to any common law or statutory rights of the Company to prevent disclosure of its Trade Secrets and/or Confidential Information.

6. Return of Documents. All writings, records and other documents and things containing any Confidential Information in the Executive’s custody or possession shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without retaining any copies, upon the termination of the Executive’s employment or at any time as requested by the Company.

7. Reaffirm Obligations. Upon termination of the Executive’s employment with the Company, the Executive shall, if requested by the Company, reaffirm in writing Employee’s recognition of the importance of maintaining the confidentiality of the Company’s proprietary information and trade secrets and reaffirm all of the obligations set forth in Section 5 of this Agreement.

8. Non-Compete; Non-Solicitation. The Executive agrees that:

(a) while the Executive is employed by the Company, the Executive will not, directly or indirectly, compete with the business conducted by the Company, and the Executive will not, directly or indirectly, provide any services to a Competitor.

(b) For a period of 24 months after the Executive’s employment with the Company ends for any reason (the “Non-Competition Period”), the Executive will not compete with the Company by performing or causing to be performed any duties or services for a Competitor of the Company in any capacity whatsoever, directly or indirectly, within any state of United States or any country in which, at the time the Executive’s employment with the Company ends, the Company provides services or products, offers to provide services or products, or has documented plans to provide or offer to provide services or products within the Non-Competition Period (the “Service Area”). Additionally, the Executive agrees that during the Non-Competition Period, the Executive will not, directly or indirectly, sell, attempt to sell, provide or attempt to provide, any graphic image services, to any person or entity who was a customer or prospective customer of the Company, at any time during the Executive’s employment with the Company. The restrictions set forth above shall immediately terminate and shall be of no further force or effect in the event of a default by the Company in the payment of any consideration, if any, to which the Executive is entitled under Section 8(h) below, which default is not cured within thirty (30) days after written notice thereof. The Executive acknowledges and agrees that because of the nature of the Company’s business, the nature of the Executive’s job responsibilities, and the nature of the Confidential Information and Trade Secrets of the Company which the Company will give the Executive access to, any breach of this provision by the Executive would result in the inevitable disclosure of the Company’s Trade Secrets and Confidential Information to its direct competitors.

(c) While the Executive is employed by the Company and during the Non-Competition Period, the Executive will not, directly or indirectly, solicit or encourage any employee of the Company to terminate employment with the Company; hire, or cause to be hired, for any employment by a Competitor, any person who within the preceding 12 month period has been employed by the Company, or assist any other person, firm, or corporation to do any of the acts described in this subsection (c).

(d) The Executive acknowledges and agrees that the Company has a legitimate business interest in preventing him from engaging in activities competitive with it as described in this Section 8 and that any breach of this Section 8 would constitute a material breach of this Section 8 and this Agreement.

(e) The Company may notify anyone employing the Executive or evidencing an intention to employ the Executive during the Non-Competition Period as to the existence and provisions of this Agreement and may provide such person or organization a copy of this Agreement. The Executive agrees that the Executive will provide the Company the identity of any employer the Executive plans to go to work for during the Non-Competition Period along with the Executive’s anticipated job title, anticipated job duties with any such employer, and anticipated start date. The Executive further agrees to provide a copy of this Agreement to anyone who employs the Executive during the Non-Competition Period.

(f) The Executive acknowledges and agrees that this Section 8 is intended to limit the Executive’s right to compete only to the extent necessary to protect the Company’s legitimate business interest. The Executive acknowledges and agrees that the Executive will be reasonably able to earn a livelihood without violating the terms of this Section 8. If any of the provisions of this Section 8 should ever be deemed to exceed the time, geographic area, or activity limitations permitted by applicable law, the Executive agrees that such provisions may be reformed to the maximum time, geographic area and activity limitations permitted by applicable law, and the Executive authorizes a court or other trier of fact having jurisdiction to so reform such provisions. In the event the Executive breaches any of the restrictions or provisions set forth in this Section 8, the Executive waives and forfeits any and all rights to any further benefits under this Agreement, including but not limited to the consideration set forth in subsection (i) below as well as any additional payments, compensation, benefits or severance pay he may otherwise be entitled to receive under this Agreement. Additionally, in the event the Executive breaches any of the restrictions or provisions set forth in this Section 8, the Executive agrees to repay the Company for any of the consideration set forth in subsection (i) below that the Executive received prior to the breach as well as any additional payments, compensation, benefits or severance pay the Executive might otherwise have previously received under Section 4(c) of this Agreement.

(g) For purposes of this Section 8, the following definitions will apply:

(i) “Directly or indirectly” as used in this Agreement includes an interest in or participation in a business as an individual, partner, shareholder, owner, director, officer, principal, agent, employee, consultant, trustee, lender of money, or in any other capacity or relation whatsoever. The term includes actions taken on behalf of the Executive or on behalf of any other person. “Directly or indirectly” does not include the ownership of less than 2% of the outstanding shares of any corporation, if such shares are publicly traded in the over-the-counter market or listed on a national securities exchange.

(ii) “Competitor” as used in this Agreement means any person, firm, association, partnership, corporation or other entity that competes or attempts to compete with the Company by providing or offering to provide graphic image services within any state or country in which the Company provides or offers those services or products.

(h) In consideration of the Executive’s undertakings set forth in this Section 8 with respect to periods after termination of employment, but only in the event that the Executive is entitled to the benefits and payments under Section 4(c) above, the Company will pay the Executive an amount equal to fifty percent (50%) of his Base Salary during the Non-Competition Period, in such periodic installments as his Base Salary was being paid immediately prior to termination of employment. In the event the Executive is not entitled to the benefits and payments under Section 4(c) above, the Company will not pay Executive any of the consideration set forth in this Section 8(i).

(i) In the event the Executive breaches any of the restrictions or provisions set forth in this Section 8, the Executive waives and forfeits any and all rights to any further payments under subsection (h) or otherwise under this Agreement. This waiver and forfeiture shall be effective even in the event a court refuses to enforce the restrictions set forth in this Section 8.

9. Remedies. The parties hereto agree that the Company would suffer irreparable harm from a breach by the Executive of any of the covenants or agreements contained herein. Therefore, in the event of the actual or threatened breach by the Executive of any of the provisions of this Agreement, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions hereof. The Executive agrees that these provisions are reasonable.

10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates and their successors and assigns, and shall be binding upon and inure to the benefit of the Executive and the Executive’s legal representatives and assigns, provided that in no event shall the Executive’s obligations to perform services for the Company and its affiliates be delegated or transferred by the Executive. The Company may assign or transfer its rights hereunder to a successor corporation in the event of a merger, consolidation or transfer or sale of all or substantially all of the assets of the Company or of the

Company’s business. The Executive may not transfer or assign the Executive’s rights and obligations under this Agreement.

11. Modification or Waiver. No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or the Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or the Executive of any such right or remedy shall preclude other or further exercises thereof. A waiver of a right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

12. Governing Law; Jurisdiction. This Agreement and all rights, remedies and obligations hereunder, including, but not limited to, matters of construction, validity and performance shall be governed by the laws of the State of Kentucky without regard to its conflict of laws principles or rules. To the full extent lawful, each of the Company and the Executive hereby consents irrevocably to personal jurisdiction, service and venue in connection with any claim or controversy arising out of this Agreement in the courts of the State of Kentucky located in Louisville, Kentucky and in the federal courts in District of Kentucky.

13. Severability. Whenever possible each provision and term of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement. If any provision contained in Sections 5 or 8 of this Agreement shall for any reason be held to be excessively broad or unreasonable as to time, territory, or interest to be protected, a court is hereby empowered and requested to construe such provision by narrowing it so as to make it reasonable and enforceable to the extent provided under applicable law.

14. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

15. Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

16. Entire Agreement. This Agreement (together with all documents and instruments referred to herein) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof, including any employment or management continuity agreement under which the Executive hereby agrees to waive all rights and which is hereby terminated.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.